Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Rubicon Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered[(1)]		Proposed Maximum Offering Price Per Unit (3)		Maximum Aggregate Offering Price	Fee Rate		Amount of Registration Fee
NEWLY REGISTERED SECURITIES
Fees Paid	Equity	Common Stock, $0.0001 par value	457(c)	44,884,579	(2)	$1.52	(3)	$68,224,560.08	$0.00011020		$7,518.35
Fees Paid	Equity	Common Stock, $0.0001 par value	457(c)	2,796,933	(4)	$0.51	(4)	$1,426,435.83	$0.00011020		$157.19
Fees to be Paid	Equity	Common Stock, $0.0001 par value	457(c)	5,738,823	(5)	$0.46		$2,639,858.58	$0.00011020		$290.91
Fees to be Paid	Equity	Warrants to purchase Common Stock	457(g)	1,581,250		(6)		(6)	$0.00	(7)	(7)
CARRY FORWARD SECURITIES
Total Offering Amounts								$72,290,854.49	$0.00011020		$7,966.45
Total Fees Previously Paid								$69,650,995.91	$0.00011020		$5,104.25
Total Fee Offsets

Net Fee Due								$2,639,858.58	$0.00011020		$2,862.20

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Consists of 44,884,579 shares of Class A Common Stock registered for resale by the Selling Securityholders Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on February 7, 2023, as reported on the New York Stock Exchange.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on February 7, 2023, as reported on the New York Stock Exchange.

(4)	Consists of 2,796,933 shares of Class A Common Stock registered for resale by the Selling Securityholders. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on April 10, 2023, as reported on the New York Stock Exchange.

(5)	Consists of 5,738,823 shares of Class A Common Stock, including 1,581,250 Class A Common Stock issuable upon the exercise of 1,581,250 private warrants, registered for resale by the Selling Securityholders. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on May 10, 2023, as reported on the New York Stock Exchange.

(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on May 10, 2023.

(7)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the private warrants and the entire fee is allocated to the underlying Class A Common Stock.